EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
John Hickerson, Sr. VP and CMO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Second Quarter Profit

Dallas, Texas – July 28, 2008 – Frozen Food Express Industries, Inc. (NasdaqGSM: FFEX) today announced its first quarterly profit since 2006.

For the three months ended June 30, 2008, revenue increased by $16 million (14.1%) to $129.0 million from $113.0 million during the same quarter of 2007. At 2,028, average trucks in service were 96 fewer during the second quarter of 2008, as compared to the 2007 quarter.  Revenue from the company’s non-asset based intermodal and brokerage service offerings nearly doubled to $11.9 million during the second quarter of 2008 as compared to the 2007 quarter.

During the 2008 quarter, revenue included fuel surcharges of $33.3 million compared to $18.1 million last year.

Income from operations and pre-tax income during the 2008 quarter were $16 thousand and $528 thousand, respectively.  During the comparable 2007 quarter, FFEX incurred an operating and pre-tax loss of $3.2 million. For the six-month periods ended June 30, 2008 and 2007, FFEX incurred pre-tax losses of $1.1 million and $3.6 million, respectively.

Net income was $274 thousand ($.02 per diluted share) during the 2008 quarter as compared to a net loss of $661 thousand ($.04 per diluted share) last year.

President and CEO, Stoney M. (“Mit”) Stubbs, Jr. had this to say: “Each year has unique challenges.  In 2007, we took a hit in the second quarter to address some insurance issues and some people issues.  Those actions, though unpleasant at the time, were required to position us for what we thought would be an even more challenging period ahead.  In my annual report letter, I said that ‘we don’t expect the economy to be any better in 2008 than it was in 2007.  But we do expect our performance this year to be better than it was last year.’ It appears that we are tracking that way.

“In 2008, we have seen the economy begin to fray and fuel prices that no one thought possible, let alone predicted.  Addressing the 2007 challenges left us leaner, more agile and better able to deal with the 2008 challenges.  Our operating ratio, which is defined as the company’s total operating expenses as a percentage of revenue and is a key measure of any trucker’s profitability, has been 104.1%, 101.5% and 100.0%, respectively, for each of the three most recent quarters.  That’s the ‘better performance’ I was suggesting.

“We were able to improve our trucking revenue in a tougher freight market and improve our bottom-line performance, sequentially. Layer on the fuel crisis, and this is the most challenging environment I can recall.

“Yield (pricing) continues to improve in large part due to the actions we have taken.  We implemented a general rate increase on a broad base in early June.  Negotiations and final rate adjustments are continuing.  They’ll begin to show up in our financials in the third quarter.

“Total loaded truckload miles increased by 2.9% to 38.6 million in the 2008 quarter from 37.5 million during the 2007 quarter.  Second quarter 2008 revenue per loaded mile decreased 1.4% to $1.41 from $1.43 during the 2007 quarter.  The average number of miles per shipment improved by 3.4% to 967 miles and the number of intermodal loads nearly quadrupled in the second quarter of 2008 compared to the year-ago quarter.  Longer average lengths of haul tend to decrease revenue per mile.  Together, these changes resulted in about a 2% improvement in average per-shipment revenue.”

Excluding fuel surcharges, LTL revenue for the 2008 quarter decreased 5.6% to $30.1 million from $31.9 million last year.  Tonnage and revenue per hundredweight decreased 1.2% and 4.5%, respectively, between the 2007 and 2008 quarters.

Mr. Stubbs added, “LTL demand is not quite as robust as truckload, and some of the freight we are offered is not worth hauling, from a rate standpoint.  We have stopped hauling the cheap freight, and that resulted in the slight reduction in tonnage.  During the third quarter of 2007, revenue per hundred weight was $15.24 and we should be close to that in this year’s third quarter.  That $1.14 difference, applied to second quarter 2008 tonnage calculates out to a little over 2 million revenue dollars, much, but not all of which, would flow to the pre-tax line.

“A temperature-controlled charge was implemented in June 2008.  This charge is aimed at recovering the expense of fuel we use to keep our customers’ cargo at the temperature they require.  So far, we have implemented this charge on about a third of our truckload customers and are negotiating with the rest.  We expect to wrap this up in the next few weeks.

 “Fuel is the huge uncontrollable expense that shippers can’t keep up with.  It has made our sell on the need for a temperature-controlled charge easier. However, we are doing our part in this area so as not to entirely burden our customers.  Our average gross fuel cost per mile, including fuel taxes, increased 47.2% to $.78 per mile from $.53 per mile in the year-ago period.  We announced back in May that we have reduced the maximum speed of our company-operated truck fleet from 65 to 62 miles per hour.  As of the end of the second quarter, roughly 70% of our company-operated trucks had been set to the new maximum speed.  For each mph, we expect to see a 1/10th of a mile increase in each truck’s average miles per gallon.”

For the six-month period ending June 30, 2008, total linehaul revenue included $15.7 million from intermodal operations compared to $3.6 million from the comparable year-ago period.

S. Russell Stubbs, Senior Vice President and Chief Operating Officer added, “Trucking capacity continues to tighten as carriers have exited the market.  We are seeing signs that freight demand in our temperature-controlled truckload business is coming in balance with available capacity.  Because we offer top quality service to our customers, we will not commit fourth quarter capacity without a very careful pricing review to ensure that we keep up with market demand.  Pricing discipline remains a top focus for our management team in addition to cost controls and increasing operational efficiencies.  We expect that these things added together will result in continuing profitability improvements.

“As carriers exit the freight market, and with experience on our side, we find that attracting drivers is easier, but retaining them becomes more difficult especially when market conditions fluctuate.  Independent owner-operators have vanished in disproportionate numbers. Once we get the first market uptick and demand strengthens, the driver shortage will manifest itself again.”

Mit Stubbs concluded, “A leading truck economist predicted that the freight economy would remain sluggish for the first half of 2008. One analyst defined the current experience of truckers as a ‘profitless recovery’. I would agree.  Despite these tough economic conditions, we were able to hold the line at or near break-even levels for the quarter and year-to-date.

“We continue to prune our selling and general administrative expenses as well as streamline operations, driving out more cost.  Our budgetary process is working and we remain vigilant in watching departmental spending levels as well as keeping a careful eye on fuel consumption levels for each customer and are ensuring that we are keeping pace with the rising fuel tide.

“In 2001, we began to monetize our non-core, non-trucking assets.  In doing so, we sold a business to its manager, but we continued to own the real estate, which was leased to the business.  During the second quarter of 2008, we sold the real estate to the business and booked a gain of more than $500 thousand reflected as interest and other income.”

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items).  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is the largest on the North American continent.  The company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available.  Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions.  These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Six Months Ended June 30,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Six Months
	2008	2007	2008	2007
Revenue	$129,025	$113,050	$245,755	$219,558

Operating expenses
Salaries, wages and related expenses	32,072	33,153	62,831	65,208
Purchased transportation	32,964	27,995	63,624	52,403
Fuel	32,271	20,795	56,564	39,751
Supplies and expenses	12,967	13,599	25,817	27,015
Revenue equipment rent	8,809	7,727	16,729	15,245
Depreciation	4,713	4,943	9,499	10,105
Communications and utilities	1,141	1,024	2,226	2,044
Claims and insurance	2,108	6,057	6,268	9,087
Operating taxes and licenses	1,199	1,193	2,268	2,362
Gains on sale of property and equipment	(345)	(1,010)	(605)	(1,532)
Miscellaneous expenses	1,110	765	2,234	1,729
Total operating expenses	129,009	116,241	247,455	223,417
Income (loss) from operations	16	(3,191)	(1,700)	(3,859)
Interest and other (income) expense
Equity in earnings of limited partnership	(138)	(108)	(311)	(207)
Interest income	(40)	(241)	(54)	(381)
Interest expense	12	--	35	--
Life insurance and other	(346)	332	(307)	359
Total interest and other income	(512)	(17)	(637)	(229)

Pre-tax income (loss)	528	(3,174)	(1,063)	(3,630)
Income tax expense (benefit)	254	(2,513)	(512)	(2,736)
Net income (loss)	$274	$(661)	$(551)	$(894)

Net income (loss) per share of common stock
Basic	$0.02	$(0.04)	$(0.03)	$(0.05)
Diluted	$0.02	$(0.04)	$(0.03)	$(0.05)
Weighted average shares outstanding
Basic	16,708	17,296	16,680	17,357
Diluted	17,034	17,296	16,680	17,357

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three and Six Months Ended June 30, (Unaudited)
	Three Months		Six Months
Revenue from [a]:	2008	2007	2008	2007
Truckload linehaul services	$54.6	$53.8	$107.4	$106.5
Dedicated fleets	5.7	4.0	11.7	8.4
Total truckload	60.3	57.8	119.1	114.9
Less-than-truckload (“LTL”) services	30.1	31.9	60.0	62.3
Fuel surcharges	33.3	18.1	56.3	32.8
Freight brokerage	3.9	4.0	7.5	7.1
Equipment rental	1.4	1.2	2.9	2.4
Total revenue	129.0	113.0	245.8	219.5
Operating expenses	129.0	116.2	247.5	223.4
Income (loss) from operations	$--	$(3.2)	$(1.7)	$(3.9)
Operating ratio [b]	100.0%	102.8%	100.7%	101.8%

Total truckload revenue	$60.3	$57.8	$119.1	$114.9
LTL revenue	30.1	31.9	60.0	62.3
Total linehaul and dedicated fleet revenue	$90.4	$89.7	$179.1	$177.2
Weekly average trucks in service	2,028	2,124	2,037	2,143
Revenue per truck per week [c]	$3,429	$3,249	$3,382	$3,198
Statistical and revenue data [d]:
Truckload total linehaul miles [e]	42.3	41.5	82.4	82.0
Truckload loaded miles [e]	38.6	37.5	75.1	73.9
Truckload empty mile ratio [f]	8.7%	9.6%	8.9%	9.9%
Truckload linehaul revenue per total mile	$1.29	$1.30	$1.30	$1.30
Truckload linehaul revenue per loaded mile	$1.41	$1.43	$1.43	$1.44
Truckload linehaul shipments [g]	39.9	40.1	76.0	79.4
Truckload loaded miles per shipment	967	935	988	931
LTL hundredweight [g]	2,134	2,160	4,208	4,213
LTL linehaul revenue per hundredweight	$14.10	$14.77	$14.26	$14.79

Tractors in service as of June 30			2,003	2,100
Trailers in service as of June 30			4,171	3,729
Non-driver employees as of June 30			882	885

Notes:
a)	Revenue amounts are stated in millions of dollars. The amounts presented in the table may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Operating expenses divided by revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the two quarters of 2008 and 2007 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f )	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.

Other selected, unaudited, financial information for the six months ended or as of June, 2008 and 2007 is as follows (in thousands):
	2008	2007
Depreciation and amortization expense	$11,653	$12,816
Expenditures for property, plant and equipment	$(10,325)	$(8,240)
Proceeds from sale of property, plant and equipment	$7,008	$9,111

Cash and cash equivalents	$3,756	$14,990
Long-term debt	$4,300	$--